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                                                                    EXHIBIT 99.1



                                 [SCHAWK LOGO]




AT SCHAWK, INC.:                            AT DRESNER CORPORATE SERVICES:
JAMES J. PATTERSON                          KRISTINE WALCZAK
SR. VP AND CFO                              312-726-3600
847-827-9494                                KWALCZAK@DRESNERCO.COM
JPATTERSON@SCHAWK.COM


                     SCHAWK, INC. TO ACQUIRE PIXXON, INC --
                 SAN FRANCISCO MARKET LEADER IN GRAPHIC SERVICES

                Acquisition will expand Schawk's market coverage

CHICAGO, ILLINOIS, OCTOBER 31, 2003 -- SCHAWK, INC. -- (NYSE: SGK), has signed a letter of intent to purchase Pixxon, Inc., a provider of graphic services to retailers and consumer products companies in the Northern California marketplace with approximately $11 million in sales.

"With the purchase of Pixxon, we are adding a highly skilled workforce and premier client list to the Schawk organization," said David Schawk, president and chief executive officer. "The Northern California market is an area that we had strategically identified as essential to complete our geographic coverage and to bring our extensive global service offerings to consumer products companies, retailers and advertising agencies on the west coast.

Mr. Schawk continued, "We have previously indicated that we would actively seek to acquire quality companies to expand our global coverage. Our planned acquisition of Pixxon is consistent with our strategy and is an initial step to meeting our goal of 20 percent growth in 2004."

The acquisition is expected to close effective November 30, 2003.

Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of digitized high resolution color graphic services, brand consulting and design, and an array of digitally based workflow solutions all aimed at bringing enhanced value to its clients. Schawk provides these advanced services for the food, beverage, and consumer products packaging, point of sale, and advertising markets.


Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors such as, among other things, the strength of the United States economy in general and specifically market conditions for the


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consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our ability to identify and exploit industry trends and to exploit technological advances in the imaging industry, our ability to continue to implement restructuring plans, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.
                      FOR MORE INFORMATION ABOUT SCHAWK, VISIT OUR WEBSITE AT www.schawk.com.



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